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                                 CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (this "Agreement"), dated as of October 22, 1996, is by and between Raymond T. Tate, a resident of the State of Maryland ("Tate"), and The Ashton Technology Group, Inc., a Delaware corporation ("Ashton").

         WHEREAS, Tate is (i) the President, Chairman of the Board, Chief Executive Officer, Treasurer, and Principal Financial and Accounting Officer of Ashton, (ii) a member of the Board of Directors and the Executive Vice President, Principal Financial Officer and Secretary of UTTC and (iii) Chariman of the Board of CSI;

         WHEREAS, Tate and Ashton are parties to an Employment Agreement effective January 1, 1996 (the "Employment Agreement"); and

         WHEREAS, Tate and Ashton and its Subsidiaries wish consensually to terminate the Employment Agreement and sever the employment relationship between Tate and Ashton and its Subsidiaries.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

         1.   DEFINITIONS.  As used in this Agreement:

         (i) "Affiliate" means, with respect to a Person, any other Person controlled by or, as of the date of this Agreement, controlling or under common control with, such Person. "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, the holding of proxies, by contract or otherwise.

         (ii) "Financial Market Participants" means any Person who participates, in any capacity, in the Financial Markets, including, without limitation, investment banking companies, broker dealers, investment companies, banks, commercial trust companies, thrift institutions, savings and loan associations, mutual savings banks and credit unions, life insurance companies, property and casualty insurance companies, reinsurance companies, pension funds, and state and government retirement funds.

         (iii) "Financial Markets" means (A) all U.S. and foreign registered national securities exchanges, the Nasdaq market systems, markets for securities, physical commodities in commercially accepted bulk units, commodities and other futures, derivatives, options, currencies and commercial paper, (B) clearing corporations and depository trust companies, (C) wire transfer systems including, without limitation, the Federal wire and S.W.I.F.T, and (D) electronic market information systems, including, without limitation, Instinent, Bloomberg, Investment Technology Group, Dow Jones, Telerate and Reuters.

         (iv) "Financial Services Industry" means all U.S. and foreign Financial Markets

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and Financial Market Participants to the extent, and only to the extent, such
Financial Markets and Financial Market Participants involve, execute or engage in the trading, by electronic or other means, of securities, physical commodities in commercially accepted bulk units, commodities and other futures, derivatives, options, currencies and commercial paper.

         (v) "License Agreement" means the License Agreement of even date herewith between Tate and Ashton.

         (vi) "Licensed Technology" shall have the meaning set forth in the License Agreement.

         (vii) "Person" means any individual, corporation, partnership, limited liability company or partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental entity or other entity or organization.

         (viii) "SUBSIDIARIES" means Universal Trading Technologies Corporation and Computer Science Innovations, Inc. and each corporation as to which the Company directly or indirectly owns a majority of the outstanding shares of stock or other ownership interests having voting power under ordinary circumstances to elect a majority of directors of such corporation or other Persons performing similar functions for such entity.

         2. EFFECTIVE DATE. This Agreement shall be executed and become effective on the date (the "Effective Date") of the closing of the transactions contemplated by that certain Settlement Agreement dated October 22, 1996 by and among Tate, Helen J. Tate, as trustee for the Andrew Patrick Tate Trust, Helen
J. Tate, as trustee for the Susan Katherine Tate Burrowbridge Trust and Helen J. Tate, as trustee for the Elizabeth Tate Winters Trust (collectively the "Tate Trusts"), Robert A. Eprile, John A. Blohm, Fredric W. Rittereiser, The Dover Group, Inc., F. E. Weimmer, Jr., F. E. Weimmer, Sr., F.E. Rittereiser, Sr., and Tom Rittereiser as trustee for Alexis L. Rittereiser, Amanda Weimmer and John Weimmer (the "Settlement Agreement").

         3. TERMINATION OF EMPLOYMENT AGREEMENT. As of the Effective Date, the Employment Agreement shall be deemed terminated and shall have no further force or effect. Tate and Ashton agree that there are no existing defaults by either party under the Employment Agreement and that, as of the Effective Date, each party had fully performed all of its obligations to the other party under the Employment Agreement. Without limiting the effect of the foregoing two sentences, Ashton specifically agrees that, as of the Effective Date, except as otherwise expressly provided in this Agreement, all of the restrictions on Tate under the Employment Agreement shall be terminated.

         4. RESIGNATIONS AND TERMINATION OF EXISTING EMPLOYMENT RELATIONSHIP. As of the Effective Date, Tate shall be deemed to have resigned from all corporate offices and the Board of Directors of Ashton, and from all offices and directorships of Ashton's Subsidiaries, joint ventures, and affiliated companies and organizations. Except for purposes of the matters set forth in Sections 6, 7 and 8 hereof, Tate's employment by Ashton shall be deemed to have terminated as of 5:00 p.m. on the Effective Date.

                                         -2-

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         5.   CORPORATE RECORDS AND BANK ACCOUNTS.  Immediately after the
Effective Date, Ashton shall take such steps as may be necessary to (a) reflect in the corporate records of Ashton, its Subsidiaries, joint ventures, and affiliated companies and organizations that Tate has resigned as an officer and director of Ashton and as an officer and director of Ashton's Subsidiaries, joint ventures, and affiliated companies and organizations, and (b) remove Tate and his family members, if any, as an authorized signatory on all corporate bank accounts.

         6. CONSULTING COMPENSATION. Ashton shall pay Tate (or, in the event of his death, his estate) during the period from the Effective Date through December 31, 1996, $40,000 , in substantially equal bi-weekly payments, with Federal and state wage-type withholding deductions in accordance with applicable law and Tate's elections. Ashton shall pay to Raymond Tate Associates, Inc. during the period from the Effective Date through December 31, 1998, $120,000 per annum, in substantially equal bi-weekly payments.

         7. CONSULTATION. During the period from the Effective Date until December 31, 1998, Ashton hereby retains Tate to consult with CSI, such consultations to be at times reasonably convenient to both Tate and CSI; PROVIDED, HOWEVER, that Tate's consultation obligations hereunder shall not require more than five hours per week of Tate's time. Unless otherwise agreed by the parties hereto, such consultations shall not be deemed to involve a transfer of any intellectual property or intangible property rights to Ashton or CSI. Ashton shall reimburse Tate for reasonable documented expenses incurred in connection with his consultation with CSI during the period from the Effective Date through December 31, 1998.

         8. CONTINUING ROLE IN CSI. As of the Effective Date, Ashton shall name Tate Chairman Emeritus of the Board of Directors of CSI.

         9. NON-COMPETITION AND NON-SOLICITATION. (a) Except with the prior written consent of Ashton, Tate shall not, during the period ending December 31, 1998, directly or indirectly manage, operate, control, be employed by, participate in, invest in, or be connected in any manner with, the management, operation, ownership or control of any business or venture to the extent such business or venture competes with products or services of Ashton or its Subsidiaries in the Financial Services Industry, provided that nothing herein shall prohibit Tate from owning up to 5% of the outstanding voting securities of any issuer the securities of which are listed or traded on a U.S. national stock exchange, the NASDAQ system, or a comparable foreign exchange or system.

              (b) During the period ending December 31, 1998, Tate and his Affiliates shall not:

    (i) Hire any employee of the Company or any Person who was an employee of the Company within the 6-month period prior to the Closing Date except employees (other than Jeffrey Sussman) who work at the Company's headquarters in Maryland;

    (ii) Hire or enter into any consulting arrangement, joint venture or other business relationship with any Person, or attempt to do or assist any other Person in entering into or attempting to enter into any of the foregoing with any Person, for
                                         -3-
the purpose of developing, marketing, producing, creating, directly or indirectly, products or services for use in the Financial Services Industry; or

    (iii) Solicit the business of either (i) any customer of the Company or its Subsidiaries to whom Tate or the Company or its Subsidiaries rendered services during either (x) the 12-month period prior to the Closing Date or (y) 12-month period prior to termination of this Agreement (a "Specific Customer"); or (ii) any Person whose business the Company or Tate solicited during either
(x) the 6-month period prior to the Closing Date or (y) the 6-month period prior to the termination of this Agreement (a "Specific Contact"), in either case for the purpose of developing, marketing, producing, creating, directly or indirectly, products or services for use in the Financial Services Industry.

         10.  OTHER MATTERS.

              (a) Tate has cancelled the Ashton American Express account heretofore maintained for the benefit of Tate and other employees of Ashton and, following the Effective Date, will not incur any further charges under such American Express card.

              (b) The parties shall use their best efforts to cause the automobile lease under which Ashton is the lessee and which relates to the jeep driven by Mr. Tate as an employee of Ashton (the "Automobile Lease") to be transferred to Tate such that Tate shall be the lessee thereunder and Ashton shall be released from its obligations under such lease. Ashton shall pay any transfer fee payable under the Automobile Lease up to $150 and, if Ashton is released from the Automobile Lease and Tate assumes such lease, Ashton shall pay to Tate an automobile allowance at the rate of $500 per month during the period from the Effective Date through December 31, 1998. If Ashton is not released from the Automobile Lease, use of the jeep and payment of all amounts due under the Automobile Lease shall be as agreed by Tate and Ashton.

              (c) Tate shall have the right to purchase individual items of furniture and equipment owned by Ashton and located at Ashton's headquarters office space in Columbia, Maryland, at a price equal to the lower of the book value or appraised value of such furniture and equipment. Such furniture and equipment shall be specified by Tate in writing on or before the Effective Date. At Tate's option, the amounts due from Tate to Ashton in respect of such furniture and equipment may be offset against Ashton's obligations to Tate under Section 6 hereof. Otherwise, Tate shall pay Ashton the purchase price of such furniture and equipment within 30 days after agreement as to the price thereof.

         11.  INDEMNIFICATION AND DIRECTORS AND OFFICERS INSURANCE COVERAGE.

              (a) Ashton acknowledges that its By-Laws include provisions designed to provide to former officers and directors indemnification in respect of threatened and commenced actions, suits and proceedings in which an individual is a party or is threatened to be made a party by reason of the fact that he is or was an officer or director of Ashton or its Subsidiaries. Ashton shall, and shall cause its Subsidiaries to, continue to provide indemnification to Tate under such provisions to the maximum extent permitted by applicable law. Ashton shall provide indemnification to Tate only as authorized in a specific case upon a determination by Ashton or a court of competent jurisdiction that indemnification of Tate is proper in the circumstances because he has met the applicable standard of conduct under the Delaware General Corporation Law (the "DGCL"). Tate shall be entitled to mandatory advancement of expenses (including attorneys' fees) as contemplated by Section 145(e) of the DGCL in advance of a final determination as to whether Tate is entitled to be indemnified by Ashton; PROVIDED, HOWEVER, that Tate hereby agrees to repay any such advanced expenses if it shall ultimately be determined by a court of competent jurisdiction that Tate is not entitled to be indemnified by Ashton as authorized by Section 145(e) of the DGCL.

              (b) Following the Effective Date, Ashton shall continue to maintain its existing directors and officers liability insurance policies in effect in at least the same amounts and against the same risks that are in effect as of the Effective Date. If, for any reason, Ashton shall not continue to have in effect directors and officers liability insurance coverage, on terms substantially comparable to those presently in effect, Ashton shall provide Tate with written notice of the reduction, cancellation, nonrenewal or other modification of such coverage not less than 20 days prior to the effectiveness of such reduction, cancellation, nonrenewal or other modification.

         12.  PROPRIETARY INFORMATION AND BUSINESS AND PERSONAL PROPERTY.

              Tate hereby disclaims and waives for himself and his Affiliates any ownership rights or title to, and will not directly or indirectly disclose, any confidential records, information, documents, data, formulae, specifications, know-how, technology, intellectual property, trademarks, trade names, service marks, copyrights, patents, trade secrets and other intangible rights owned by Ashton and its Subsidiaries, or to the use of any such information, except pursuant to a valid court order, subpoena or discovery request (and in the case of such disclosure Tate will provide Ashton with written notice of the same). The immediately preceding sentence shall not apply to information: (i) related to the Licensed Technology; (ii) disclosure of which is required by law or by process lawfully issued; (iii) which has been disclosed to Tate or to a third party by a person not under a duty of confidentiality with respect to that information; or (iv) which later enters the public domain through no fault or breach of duty by Tate.

         13. CONFIDENTIALITY. Except as required by law, pursuant to a valid subpoena or with the prior consultation and prior consent of the parties hereto, no party to this Agreement or any Person acting for or on their behalf, shall directly or indirectly make any written or oral statement publicly or privately to any Person if such statement relates to or concerns (i) this Agreement, (ii) any matter related to this Agreement, (iii) the management, conduct or affairs of the Company, its Subsidiaries, Tate or any of the Group Members, (iv) the relationship by and among the parties, or (v) unless expressly directed by the Company's Board of Directors, the relationship of the Company or its Subsidiaries with any third party. Notwithstanding the foregoing, a party to this Agreement may discuss any of the foregoing privately with (a) a member of such party's immediate family or (b) directors, officers. employees or auditors of the Company or its Subsidiaries (each an "Authorized Person") if, and only if, the Authorized Person agrees to be bound by the terms of this Section 13. If an Authorized Person breaches the terms of this Section 13, the party to this Agreement who discussed the prohibited matters with the Authorized Person shall be liable for the Authorized Person's breach of this Section 13.

Anything in this Section 13 to the contrary notwithstanding, the parties agree that a press release in the form of Exhibit C to the Settlement Agreement shall be issued by the Company on the Closing Date.

         14. NO ADMISSIONS. Nothing contained in this Agreement shall be considered an admission by either party of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

         15. NO THIRD PARTY CLAIMS. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement.

         16. EXPENSES. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

         17. NO THIRD PARTY BENEFICIARIES. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

         18. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party that (a) the execution, delivery and performance of this Agreement has been duly authorized and all actions necessary for the due execution, delivery and performance of this Agreement have been taken, and (b) this Agreement constitutes the legal, valid and binding obligations of the party in question enforceable against such party in accordance with its terms.

         19. ADVICE OF COUNSEL. The parties acknowledge that they have been advised by competent legal counsel in connection with the execution of this Agreement, that they have read each and every paragraph of this Agreement and that they understand their respective rights and obligations. Tate declares that he has completely read this Agreement, fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement.

         20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby.

         21. SEVERABILITY. If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof. Any such provision and the remainder of this Agreement shall, in such circumstances, be deemed modified to the extent necessary to render enforceable the remaining provisions hereof.

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         22.  GOVERNING LAW.  This Agreement shall be construed and enforced in accordance with the law of the State of Delaware.

         23. EFFECTIVENESS. This Agreement has been executed by or on behalf of Tate and Ashton on the dates shown opposite their respective signatures below, and this Agreement is effective as of the Effective Date.

         24. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

         IN WITNESS WHEREOF, Raymond T. Tate and The Ashton Technology Group, Inc. have executed this Agreement on the date first written above.

                                               THE ASHTON TECHNOLOGY GROUP, INC.



                                       By:       /s/ Ruth M. Davis
                                            ------------------------------
                                            Name:  Ruth M. Davis
                                            Title: Director
                                            10420 Little Patuxent Parkway
                                            Suite 490
                                            Columbia,  MD  21044
                                            Tel: 410-715-8732
                                            Fax: 410-715-8735

                                                 /s/ Raymond T. Tate
                                           -------------------------------------
                                                 Raymond T. Tate
                                                 17929 Pond Road
                                                 Ashton, Maryland 20861
                                                 Tel: 301-774-7714
                                                 Fax: 301-774-7131



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